CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements of AEye, Inc.  as of December 31, 2023 and 2022,and for each of the two years in the period ended December 31, 2023, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2024 incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

May 9, 2025